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EXHIBIT 10(g) -- BEMIS COMPANY, INC. LONG TERM DEFERRED COMPENSATION PLAN
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                              AMENDED AND RESTATED
                               BEMIS COMPANY, INC.
                      LONG TERM DEFERRED COMPENSATION PLAN
                             (AS OF AUGUST 4, 1999)


         Section 1. PURPOSE OF PLAN. The purpose of the Bemis Company, Inc. Long Term Deferred Compensation Plan (the "Plan") is to enable key executives and directors to accumulate additional funds for retirement or other future needs by deferring current income. The plan is intended to qualify as an unfunded plan for a select group of management or highly compensated employees under Labor Department Reg. 2520.104-23, and will be construed and administered consistent with that intent.

         Section 2. DEFINITIONS. The following definitions shall apply for purposes of this Plan:

         (a)      "Account" means an Account established pursuant to Section 6.

         (b) "Beneficiary" means the person or persons a Participant designates as such on his or her Participation Agreement or by means of a separate written designation filed with the Company. The Participant may alter or revoke such designation without the consent of the Beneficiary. If there is no such designation in effect at the time of the Participant's death, or none of the designated Beneficiaries survives the Participant, the Participant's estate shall be the Beneficiary. If a Beneficiary survives the Participant, but dies before payment of all amounts to which the Beneficiary is entitled, any remaining payments will be made to the Beneficiary's estate, unless the Participant designates otherwise.

         (c) "Board" means the board of directors of the Company, and includes any executive committee thereof authorized to act for the board of directors.

         (d)      "Committee" means the Bemis Employee Benefits Committee.

         (e)      "Company" means Bemis Company, Inc., a Missouri corporation.

         (f) "Participant" means an individual designated as such pursuant to Section 4.

         (g) "Participating Employer" means the Company and any subsidiary or affiliate of the Company which employs one or more Participants.

         (h) "Participation Agreement" is the agreement entered into between a Participant and the Company regarding participation in this Plan.

         (i) "Plan Year" means the twelve month period ending each December 31, and corresponds to the fiscal year of the Participating Employers.



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         (j)      "Termination of Service" of a Participant who is an employee of a Participating Employer shall be deemed to occur upon the happening of any event which, under the policy of the Company, results in the termination of the employer-employee relationship; provided, however, that Termination of Service shall not be deemed to occur upon any transfer between Participating Employers. In the case of Company directors who are not employees, "Termination of Service" for purposes of the Plan means the date the individual ceases to be a director.

         Section 3. ADMINISTRATION OF PLAN. The Plan shall be administered in behalf of the Company by the Committee, subject to the following:

         (a) The Committee shall have discretionary authority to construe the terms of the Plan and to make all decisions and interpretations incident thereto. The Committee may from time to time adopt such rules for the administration of the Plan as it deems appropriate.

         (b) The decision of the Committee on any matter affecting the Plan or the rights and obligations arising under the Plan shall be final and binding upon all persons.

         (c) The Committee shall have authority to designate employees of the Participating Employers as Participants.

         (d) The Committee shall enter into a Participation Agreement with each Participant. Such Agreements may be executed in behalf of the Committee by one or more members thereof.

         (e) As of the beginning of each Plan Year the Committee shall approve the value of each Account and shall review all other calculations made under the Plan.

         Section 4. ELIGIBILITY TO PARTICIPATE. Participants who are employees shall be designated by the Committee from among key executives of the Participating Employers. In addition, each director of the Company who is not an employee is a Participant. The terms of a Participant's deferral election shall be set forth in a Participation Agreement executed by the Participant and Committee.

         Section 5.      DEFERRAL OF COMPENSATION. Each Plan Year a
Participant may elect to have his bonus or director fees with respect to that Plan Year reduced by an amount or percentage designated by the Participant. Said elections are subject to the following:

         (a) The reduction may be designated as a percentage of the bonus or director fees, as a dollar amount, or as a combination of the two. (For example, the Participant may direct a deferral equal to 50% of his or her bonus to the extent the bonus exceeds $10,000.) No particular formula need be used, provided the deferral formula is clearly stated in the Participant's Participation Agreement.

         (b) The reduction must be specified in a written Participation Agreement filed with the Committee. Participation Agreements are subject to the following:

                  (1) Participation Agreements with respect to bonuses must be filed on or before June 30 of the year in which the bonus is earned.


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                  (2)    However, if an employee first becomes a participant
                         after June 1 of a Plan Year, he may elect a deferral not later than thirty days after the date he becomes a participant; provided, however, that any such election with respect to bonuses earned in a particular Plan Year be made not later than December 24 of that Plan Year.

                  (3) Elections by a non-employee director with regard to deferral of director fees must be made not later than ten days prior to the start of the first calendar quarter during which director fees are to be deferred.

                  (4) However, a non-employee director may make his initial deferral election not later than thirty days after the date he becomes a director.

         (c) The amount by which a Participant's bonus or director fees is reduced will be credited to his Account as provided in Section 6.

         Section 6. PARTICIPANT ACCOUNTS. One or more Accounts shall be established for each Participant who elects to defer compensation pursuant to
Section 5, subject to the following:

         (a) As part of his election to defer all or a part of his annual bonus or director fees, the Participant shall designate whether the deferral amount will be credited 100% to Account A, 100% to Account B, or 50% to Account A and 50% to Account
                  B. Account A will be credited with interest as specified in subsection (b). Account B will be adjusted up or down to reflect the market performance and dividends on common stock of the Company, as provided in subsection (c). Bonus amounts which are deferred will be credited to Account A and/or Account B as of January 1 of the year in which the bonus would otherwise be paid to the Participant. For example, bonuses earned with respect to 1995 would normally be paid to the Participant early in 1996 and the deferred portion of any such bonus will be credited to the appropriate deferred compensation Account as of January 1, 1996. Director fees which are deferred will be credited to Account A and/or Account B as of the first day of the month in which the director fees would have been paid but for the deferral.

         (b) Amounts a Participant elects to have credited to his Account A will be credited with interest each Plan Year at an annual rate equal to the published prime rate at Norwest Bank Minnesota, N.A. on the first business day of said Plan Year. Said interest will be accrued and compounded quarterly.

         (c) Amounts a Participant elects to have credited to his Account B will be adjusted to reflect the performance of common stock of the Company as follows:

                  (1) Amounts credited to Account B as of the first day of any month as a result of a non-employee director's election to defer director fees, will be converted to phantom units by dividing the dollar amount credited by the closing price of a share of the Company's common stock on the New York Stock Exchange on the first business day of that month.

                  (2) Amounts credited to Account B as of any January 1 as a result of an employee's election to defer all or part of his annual bonus will be converted to phantom units by dividing the dollar amount credited by the average closing price of a share of the


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                         Company's common stock on the New York Stock
                         Exchange on the last 20 trading days of the preceding December.

                  (3) Phantom units outstanding on the record date for a dividend on the Company's common stock will be credited with dividends on said phantom units in a dollar amount per unit equal to the actual dividend on the Company's common stock. Each such dividend will be converted to additional phantom units as of the dividend payment date with the number of additional units to be determined by dividing the aggregate dividend on the existing phantom units by the closing price of a share of the Company's common stock on the New York Stock Exchange on said dividend payment date.

                  (4) As of the first business day of any month in which a payment is to be made to a Participant or a Beneficiary under the Plan, the phantom units with respect to which payment is being made will be converted back to a dollar amount by multiplying each phantom unit by the average closing price of a share of the Company's common stock on the New York Stock Exchange on the last 20 trading days of the preceding month.

                  (5) The Committee may adjust the number of phantom units credited to a Participant's Account to reflect the effect of stock dividends, splits, reverse splits, or any other adjustments for which the Committee deems such an adjustment to be appropriate.

         (d) More than one Account A or Account B may be established for a Participant to reflect changes in the Participant's election with regard to timing of benefit payouts. For example, if a Participant directs that his bonuses earned in 1994 through 1996 will be paid at Termination of Service, while his bonuses earned in 1997 and 1998 will be paid beginning in the year 2010, separate Accounts A and B would be established to reflect the separate payout elections.

         (e) During the Plan Year in which the Participant has a Termination of Service, he may direct that all or any part of his units in Account B be converted to a fixed dollar amount and transferred to Account A. The fixed dollar amount shall be determined as of January 1 of the Plan Year following the Plan Year in which the election is made and will be determined by multiplying the number of phantom units which are being converted by the average closing price of a share of the Company's common stock on the New York Stock Exchange on the last 20 trading days of the preceding December.

         Section 7. PAYMENT OF BENEFITS. As part of his deferral election, a Participant shall designate the year or years in which the deferred amounts will be paid to him. A Participant may designate that the entire amount will be paid in one year, or that payment will be made in annual installments over a period of five or ten years beginning with a designated year. Such elections are subject to the following:

         (a) A designation may designate a particular year for commencement of payments (e.g., 2010) or the commencement date may be by reference to the Participant's Termination of Service. If a particular year is designated, it must be a year commencing more than six months after the date the deferred amounts would have been paid but for the deferral election.

         (b) If the Participant designates that payments will occur over a period of five or ten years, the amount payable in a particular year will be equal to his Account balance divided by the


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                  number of remaining installments including the current
                  installment. Payments will come pro rata from Account A and Account B, in proportion to the relative values of the Accounts from which payment is being made.

         (c) In the event of a Participant's death, payments will be made to his Beneficiary in installments over the five year period beginning with the year following the Participant's death. However, a Participant may as part of his deferral election designate some other form of payment with regard to death benefits, provided, however that in any event all death benefit payments must be completed not later than ten years following the Participant's death.

         (d) Amounts payable in a particular Plan Year will be paid in January of that Plan Year.

         Section 8.         MISCELLANEOUS PROVISIONS.

         (a) No Participant of Beneficiary shall have any right to assign, pledge, transfer or otherwise hypothecate this Plan or the payments hereunder, in whole or in part. Benefits under this Plan will not be subject to execution, attachment, garnishment or similar process.

         (b) This Plan constitutes the company's unconditional promise to pay the amounts which become payable pursuant to the terms hereof. A Participant's rights are solely those of an unsecured creditor. This Plan does not give any Participant or Beneficiary a security interest in any specific assets of the Company. Accounts are for bookkeeping purposes only, and do not require any segregation of assets.

         (c) The Committee may in its sole discretion arrange for payment by each Participating Employer of the amounts the Committee determines are attributable to service with that Participating Employer.

         (d) In the event of a dispute over whether a Participant is eligible for a benefit hereunder (or the amount thereof), the Participant is responsible for paying any costs he or she incurs in pursuing said claim, including his or her legal expenses and attorney fees, and the Company is responsible for payment of any costs, legal expenses and attorney fees it incurs.

         (e) This Agreement shall not be construed as a contract of employment and does not restrict the right of the Company or any other Participating Employer to discharge the Participant or the right of the Participant to terminate employment.

         (f) The provisions of this Agreement shall be construed and enforced according to the laws of Minnesota.

         (g) This Agreement shall be binding upon and for the benefit of the successors and assigns of the Company, whether by way of merger, consolidation, operation of the law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign shall absolutely and unconditionally assume all of the Company's obligations hereunder.

         (h) In addition to any other applicable provisions of indemnification, the Company agrees to indemnify and hold harmless, to the extent permitted by law, each member of the


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                  Committee (collectively referred to herein as "Indemnitee")
                  against any and all liabilities, losses, costs or expenses (including legal fees) of whatsoever kind and nature which may be imposed on, reasonably incurred by or asserted against such person at any time by reason of such person's services in connection with the Plan, but only if such person did not dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises. The Company shall have the right, but not the obligation, to select counsel and control the defense and settlement of any action against the Indemnitee for which the Indemnitee may be entitled to indemnification under this provision.

         (i) The Plan may be amended from time to time by the Company, by action of the Board. The Board may delegate authority to amend the Plan to the Committee.


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